Exhibit 99.1

         Alliance Laundry Holdings LLC Reports 2004 Sales and Earnings

     RIPON, Wis.--(BUSINESS WIRE)--March 21, 2005--Alliance Laundry Holdings LLC announced today results for the year ended December 31, 2004.
     Net revenues for the full year 2004 increased $13.4 million, or 5.1%, to $281.0 million compared to $267.6 million for the full year 2003. Net income for 2004 decreased $4.1 million to $11.8 million as compared to $15.9 million for the same period in 2003. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(a) for 2004 was $45.1 million compared with EBITDA of $53.1 million for 2003.
     The overall net revenue increase for the year of $13.4 million was primarily attributable to higher commercial laundry revenue of $8.6 million, higher service parts revenue of $1.3 million and higher consumer laundry revenue of $3.6 million. Net income for 2004 included $5.6 million of non-cash compensation expense related to incentive units issued to our executives in 1998 and 2003; and $4.8 million of expense related to an abandoned public offering of Income Deposit Securities. Net income for 2003 included $0.8 million of costs associated with the settlement of a lawsuit against a former subsidiary in Argentina.
     On January 27, 2005, ALH Holding Inc., an entity formed by Teachers' Private Capital, the private equity arm of Ontario Teachers' Pension Plan Board ("OTPP"), acquired 100% of the outstanding equity interests in Alliance Laundry Holdings LLC ("Alliance") pursuant to a unit purchase agreement for aggregate consideration of $450.0 million. The management of Alliance continues to hold a significant investment in the Company.
     In announcing the Company's results today, CEO and President Thomas F. L'Esperance said, "We are extremely pleased with our top line revenue growth of 5.1% for the twelve months ended December 31, 2004. Leading the way for the year was higher international equipment revenue of $7.3 million and higher consumer laundry revenue of $3.6 million resulting from our re-entry into the U.S. home laundry market."
     "We have completed the purchase by OTPP of Alliance. Alliance's management is enthusiastic about the opportunities this partnership presents as we work together to execute our Company's growth objectives," said L'Esperance.

     Alliance Laundry Holdings LLC is the parent company of Alliance Laundry Systems LLC (www.comlaundry.com), a leading North American manufacturer of commercial laundry products and provider of services for laundromats, multi-housing laundries, on-premise laundries and drycleaners. Alliance offers a full line of washers and dryers for light commercial use as well as large frontloading washers, heavy duty tumbler dryers, and presses and finishing equipment for heavy commercial use. The Company's products are sold under the well known brand names Speed Queen(R), UniMac(R), Huebsch(R) and Ajax(R).

     (a) Non-GAAP Financial Measures

     In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), we also disclose EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), which is a non-GAAP measure. Based on our industry and debt financing experience, we believe that EBITDA is customarily used to provide useful information regarding a Company's ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA, adjusted for certain non-recurring and non-cash items and as defined in the New Senior Credit Facility and the indenture governing the 2005 Senior Subordinated Notes (the "2005 Notes Indenture"), is also used to determine our compliance with key financial covenants under the New Senior Credit Facility and the 2005 Notes Indenture, which, among other things, impacts the amount of indebtedness we are permitted to incur. Our use of EBITDA, however, should not be considered an alternative to measures of operating performance as determined in accordance with generally accepted accounting principles, including net income, as a measure of our operating results, and cash flows, as a measure of our liquidity. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies. A reconciliation of EBITDA to net income is provided under the heading Selected Financial Data of this press release.

     Safe Harbor for Forward-Looking Statements

     With the exception of the reported actual results, this press release contains predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of our business to differ materially from those expressed or implied by such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that such plans, intentions, expectations, objectives or goals will be achieved. Important factors that could cause actual results to differ materially from those included in forward-looking statements include: impact of competition; continued sales to key customers; possible fluctuations in the cost of raw materials and components; possible fluctuations in currency exchange rates, which affect the competitiveness of our products abroad; possible fluctuation in interest rates, which affects our earnings and cash flows; the impact of substantial leverage and debt service on us; possible loss of suppliers; risks related to our asset backed facilities; dependence on key personnel; labor relations; potential liability for environmental, health and safety matters; potential future legal proceedings and litigation; and other risks listed from time to time in the Company's reports, including, but not limited to the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2004.

     Financial information for Alliance Laundry Holdings LLC appears on the next two pages, followed by management's discussion and analysis of financial condition and results of operations for the years ended December 31, 2004 and 2003.


                     ALLIANCE LAUNDRY HOLDINGS LLC
                      CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                                       December 31,
                                                 ---------------------
                                                     2004        2003
                                                 ---------   ---------
                          Assets
 Current assets:
   Cash                                           $11,471      $7,937
   Accounts receivable (net of allowance for
    doubtful accounts of $123 and $257 at
    December 31, 2004 and 2003, respectively)       5,611       9,157
   Inventories, net                                26,761      26,215
   Beneficial interests in securitized accounts
    receivable                                     19,479      16,789
   Prepaid expenses and other                       1,088         898
                                                 ---------   ---------
    Total current assets                           64,410      60,996

 Notes receivable, net                              6,742       8,161
 Property, plant and equipment, net                30,481      34,035
 Goodwill                                          55,414      55,414
 Beneficial interests in securitized financial
  assets                                           19,379      22,676
 Debt issuance costs, net                           5,751       7,636
 Other assets                                       1,839       1,721
                                                 ---------   ---------
    Total assets                                 $184,016    $190,639
                                                 =========   =========

               Liabilities and Members' Deficit
 Current liabilities:
   Current portion of long-term debt              $12,036     $11,270
   Revolving credit facility                            -           -
   Accounts payable                                11,618      11,279
   Other current liabilities                       24,718      20,428
                                                 ---------   ---------
    Total current liabilities                      48,372      42,977

 Long-term debt:
   Senior credit facility                         118,218     145,975
   Senior subordinated notes                      110,000     110,000
   Junior subordinated note                        28,776      24,171
   Other long-term debt                               529         783

 Other long-term liabilities                        7,218       6,491
 Mandatorily redeemable preferred units             6,000           -
                                                 ---------   ---------
    Total liabilities                             319,113     330,397

 Commitments and contingencies
 Mandatorily redeemable preferred equity                -       6,000
 Members' deficit                                (135,097)   (145,758)
                                                 ---------   ---------
   Total liabilities and members' deficit        $184,016    $190,639
                                                 =========   =========


                     ALLIANCE LAUNDRY HOLDINGS LLC
                   CONSOLIDATED STATEMENTS OF INCOME
                            (in thousands)

                                          Years Ended December 31,
                                       -------------------------------
                                           2004       2003       2002
                                       ---------  ---------  ---------

 Net revenues:
   Commercial and consumer laundry     $242,811   $230,663   $219,653
   Service parts                         38,176     36,944     35,524
                                       ---------  ---------  ---------
                                        280,987    267,607    255,177
 Cost of sales                          199,010    188,979    179,047
                                       ---------  ---------  ---------
 Gross profit                            81,977     78,628     76,130
                                       ---------  ---------  ---------

 Selling, general and administrative
  expense                                39,837     33,566     30,098
 Securitization and other costs               -          -     10,920
                                       ---------  ---------  ---------
 Total operating expenses                39,837     33,566     41,018
                                       ---------  ---------  ---------
     Operating income                    42,140     45,062     35,112

 Interest expense                        25,439     28,258     28,341
 Loss from early extinguishment of
  debt                                        -          -      2,004
 Costs related to abandoned public
  offerings                               4,823          -      3,409
 Other income (expense), net                (42)      (830)        33
                                       ---------  ---------  ---------
     Income  before taxes                11,836     15,974      1,391
 Provision for income taxes                  71         55         56
                                       ---------  ---------  ---------
     Net income                         $11,765    $15,919     $1,335
                                       =========  =========  =========


                     ALLIANCE LAUNDRY HOLDINGS LLC
                        SELECTED FINANCIAL DATA
                            (in thousands)

                                           Years Ended December 31,
                                       -------------------------------
                                            2004       2003      2002
                                        ---------  ---------  --------
Cash flow data:
Net cash provided by operating
 activities                              $34,880    $30,393   $22,775
Net cash used in investing activities     (4,101)    (3,590)   (2,563)
Net cash used in financing activities    (27,245)   (26,205)  (18,532)

Other data:
EBITDA(1)                                $45,085    $53,101   $40,518
Capital expenditures                       4,166      3,600     2,652


Reconciliation: EBITDA
Net income                               $11,765    $15,919    $1,335
Provision for income taxes                    71         55        56
                                        ---------  ---------  --------
Income before income taxes                11,836     15,974     1,391

Adjustments:
   Interest expense                       25,439     28,258    28,341
   Depreciation and amortization(2)        9,695     10,886    13,293
   Non-cash interest expense included
    in amortization above                 (1,885)    (2,017)   (2,507)
                                        ---------  ---------  --------
EBITDA(1)                                $45,085    $53,101   $40,518
                                        =========  =========  ========

(1) "EBITDA", as presented, represents income before taxes plus depreciation, amortization and interest expense.

(2) Depreciation and amortization amounts include amortization of deferred financing costs included in interest expense.

Management's Discussion and Analysis of Financial Condition and
Results of Operations for the Years Ended December 31, 2004 and 2003

     OVERVIEW

     We believe we are the leading designer, manufacturer and marketer of stand-alone commercial laundry equipment in North America and that we are similarly a leader worldwide. Under the well-known brand names of Speed Queen, UniMac, Huebsch, and Ajax, we produce a full line of commercial washing machines and dryers with load capacities from 16 to 250 pounds as well as presses and finishing equipment. Our commercial products are sold to four distinct customer groups: (i) laundromats; (ii) multi-housing laundries, consisting primarily of common laundry facilities in apartment buildings, universities and military installations; (iii) on-premise laundries, consisting primarily of in-house laundry facilities of hotels, hospitals, nursing homes and prisons and (iv) drycleaners.
     The North American stand-alone commercial laundry equipment industry's revenues are primarily driven by population growth and the replacement cycle of laundry equipment. With economic conditions having limited effect on the frequency of use, and therefore the useful life of laundry equipment, industry revenues have been relatively stable over time. Similarly, with a majority of our revenues generated by recurring sales of replacement equipment and service parts, we have experienced stable revenues even during economic slowdowns.
     Sales of stand-alone commercial laundry equipment are the single most important driver of our revenues. In 2004, our net revenues from the sale of commercial laundry equipment were approximately $239.2 million, which comprised over 85% of our total net revenues. The other main component of our revenues is the sale of high margin service parts. We offer immediate response service whereby many of our parts are available on a 24-hour turnaround for emergency repair parts orders. In 2004, our net revenues from the sale of service parts were approximately $38.2 million, almost 14% of our total net revenues.
     We estimate that our overall market share is approximately 38% in 2004. We have achieved steady revenues by building an extensive and loyal distribution network for our products, establishing a significant installed base of units and developing and offering a full innovative product line. As a result of our large installed base, a significant majority of our revenue is attributable to replacement sales of equipment and service parts.
     We believe that continued population expansion in North America will continue to drive steady demand for garment and textile laundering by all customer groups that purchase commercial laundry equipment. We anticipate growth in demand for commercial laundry equipment in international markets as well, especially in developing countries where laundry processing has historically been far less sophisticated than in North America. In addition, customers are increasingly trading up to equipment with enhanced functionality, thereby raising average selling prices. Customers are also moving towards equipment with increased water and energy efficiency as the result of government and consumer pressure and a focus on operating costs.
     Recent Developments. On January 27, 2005, ALH Holding Inc. ("ALH"), an entity formed by Teachers' Private Capital, the private equity arm of Ontario Teachers' Pension Plan Board, or OTPP, acquired 100% of the outstanding equity interests in Alliance Holdings for aggregate consideration of approximately $450.0 million. In connection with such acquisition, the members of our senior management acquired approximately $7.4 million of newly issued shares of common stock of ALH, and our other management employees acquired approximately $2.2 million of newly issued shares of ALH common stock in exchange for equity interests in Alliance Holdings and cash pursuant to a management share offering. A portion of the aggregate acquisition consideration was used to repay our then existing indebtedness, redeem our then outstanding preferred equity interests and pay certain fees and expenses payable in connection with the consummation of the acquisition and the financing transactions described below, and the balance was paid to Alliance Holdings' former equity holders. We refer to the acquisition of Alliance Holdings and the related management investments in ALH as the "Acquisition." The Acquisition was financed with approximately $350.0 million of debt financing described below, the management equity, approximately $107.4 million of new equity capital from OTPP and available cash.
     As a result of the Acquisition, all of the outstanding equity interests of Alliance Laundry are owned by Alliance Holdings, all of the equity interests of Alliance Holdings are owned by ALH and approximately 91.8% of the capital stock of ALH is owned by OTPP. The remaining capital stock of ALH is held by management.
     In connection with the closing of the Acquisition, we consummated the following financing transactions, (the "Financing Transactions" which we refer to, together with the Acquisition, as the "Transactions"):

     -- the closing of the issuance of $150.0 million of 8 1/2% senior subordinated notes due January 15, 2013, which we refer to as the "2005 Senior Subordinated Notes". The proceeds from the 2005 Senior Subordinated Notes offering were $149.3 million;

     -- the closing of Alliance Laundry's new $250.0 million senior secured credit facility, which we refer to as the "New Senior Credit Facility," consisting of a six-year $50.0 million revolving credit facility and a seven-year $200.0 million term loan facility; and

     -- the settlement of the tender offer and consent solicitation, or the tender offer, initiated by us on January 4, 2005 for the $110.0 million aggregate principal amount of our then outstanding 1998 Senior Subordinated Notes. The tender offer expired at 5:00 PM New York City time on February 2, 2005, and approximately 5.10% of the total principal amount of the 1998 Senior Subordinated Notes remained outstanding after the consummation of the tender offer. We redeemed the remaining 1998 Senior Subordinated Notes in accordance with the indenture governing such notes on March 7, 2005.

     The financial statements as of and for the years ended December 31, 2004 and 2003 represent the consolidated financial position and results of operations of Alliance Laundry Holdings LLC, including its wholly-owned direct and indirect subsidiaries, Alliance Laundry Systems, LLC and Alliance Laundry Corporation.
     This report should be read in conjunction with the audited financial statements presented in our Annual Report on Form 10-K (file no. 333-56857-02) filed with the Securities and Exchange Commission, effective March 18, 2005, which includes our audited financial statements as of and for the years ended December 31, 2004 and 2003.

     RESULTS OF OPERATIONS

     The following table provides our historical net revenues for the periods indicated:


                                            Years Ended December 31,
                                          ----------------------------
                                            2004      2003       2002
                                          -------   -------    -------
                                              (dollars in millions)

Commercial and consumer laundry           $242.8    $230.7     $219.7
Service parts                               38.2      36.9       35.5
                                          -------   -------    -------
                                          $281.0    $267.6     $255.2
                                          =======   =======    =======

     The following table provides certain condensed historical financial data expressed as a percentage of net revenues for each of the periods indicated:


                                              Years Ended December 31,
                                             -------------------------
                                               2004     2003     2002
                                             -------  -------   ------

Net revenues                                  100.0%   100.0%   100.0%
Cost of sales                                  70.8%    70.6%    70.2%
Gross profit                                   29.2%    29.4%    29.8%
Selling, general and administrative expense    14.2%    12.6%    11.7%
Securitization and other costs                  0.0%     0.0%     4.3%
Operating income                               15.0%    16.8%    13.8%
Net income                                      4.2%     5.9%     0.5%

     Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

     Net Revenues. Net revenues for the year ended December 31, 2004 increased $13.4 million, or 5.1%, to $281.0 million from $267.6 million for the year ended December 31, 2003. This increase was primarily attributable to higher commercial laundry revenue of $8.6 million, higher service parts revenue of $1.3 million and higher consumer laundry revenue of $3.6 million. The increase in commercial laundry revenue was due primarily to higher international revenue of $7.3 million and higher North American equipment revenue of $1.5 million, which were partly offset by lower earnings from our off-balance sheet equipment financing program of $0.2 million. Revenue from international customers was higher in the Middle East, Africa, Asia and Europe and was driven by favorable selling prices resulting from the weaker United States dollar. The increase in consumer laundry resulted from our re-entry into this marketplace, following the expiration of a non-compete agreement in late 2004. The increase in North American equipment revenue was primarily due to higher revenue from on-premise laundries and drycleaners, partially offset by lower revenue from multi-housing laundries and laundromats.
     Gross Profit. Gross profit for the year ended December 31, 2004 increased $3.4 million, or 4.3%, to $82.0 million from $78.6 million for the year ended December 31, 2003. This increase was primarily attributable to margins associated with higher product sales volume, a price increase and lower depreciation expense of $1.1 million, which were partially offset by steel cost increases, higher nickel and chrome surcharges of $4.8 million related to stainless steel purchases and higher employee medical expenses of $1.1 million. Gross profit was not affected to the full extent of recent steel market conditions as we have steel purchase agreements in place. When these agreements expire in early 2005, we will be subject to prevailing steel prices at that time. As a result of the recent escalation in the cost of steel and the negative impact from nickel and chrome surcharges related to stainless steel purchases, we published a price increase, effective on December 1, 2004, which is expected to offset anticipated steel cost increases. Gross profit as a percentage of net revenues decreased to 29.2% for the year ended December 31, 2004 from 29.4% for the year ended December 31, 2003, primarily as a result of the increases in steel related components and medical expense increases.
     Selling, General and Administrative Expense. Selling, general and administrative expenses for the year ended December 31, 2004 increased $6.2 million, or 18.7%, to $39.8 million from $33.6 million for the year ended December 31, 2003. The increase in selling, general and administrative expenses was primarily due to recognition of $5.6 million of non-cash compensation expense related to incentive units issued to our executives in 1998 and 2003, higher sales and marketing expenses of $1.2 million and higher independent development costs of $0.4 million, which were partially offset by lower pension expense of $1.0 million. Selling, general and administrative expenses as a percentage of net revenues increased to 14.2% for the year ended December 31, 2004 from 12.6% for the year ended December 31, 2003.
     Operating Income. As a result of the aforementioned, operating income for the year ended December 31, 2004 decreased $3.0 million, or 6.5%, to $42.1 million from $45.1 million for the year ended December 31, 2003. Operating income as a percentage of net revenues decreased to 15.0% for the year ended December 31, 2004 from 16.8% for the year ended December 31, 2003.
     Interest Expense. Interest expense for the year ended December 31, 2004 decreased $2.9 million, or 10.0%, to $25.4 million from $28.3 million for the year ended December 31, 2003. Interest expense in 2004 includes a favorable non-cash adjustment of $0.2 million to reflect changes in the fair values of an interest rate swap agreement. Interest expense in 2003 included an unfavorable non-cash adjustment of $1.4 million to reflect changes in the fair values of an interest rate swap agreement. Interest expense was also lower in 2004 as a result of lower interest rates and a reduction in total debt outstanding of $45.0 million, or 14.3% since December of 2002.
     Costs Related to Abandoned Public Offerings. Costs related to abandoned public offerings for the year ended December 31, 2004 were $4.8 million with no similar costs in the prior year. During 2004, we pursued an initial public offering of Income Deposit Securities for which we incurred offering related expenses and for which we capitalized debt and offering related costs totaling $4.8 million. As a result of abandoning the Income Deposit Securities offering, we have written off all related capitalized costs in 2004.
     Other Income (Expense), Net. Other expense for the year ended December 31, 2004 was less than $0.1 million as compared to other expense of $0.8 million for the year ended December 31, 2003. The 2003 other expense is comprised of costs associated with the settlement of a lawsuit against a former subsidiary in Argentina.
     Net Income. As a result of the aforementioned, net income for the year ended December 31, 2004 decreased $4.1 million to $11.8 million as compared to $15.9 million for the year ended December 31, 2003. Net income as a percentage of net revenues decreased to 4.2% for the year ended December 31, 2004 from 5.9% for the year ended December 31, 2003.

     Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

     Net Revenues. Net revenues for the year ended December 31, 2003 increased $12.4 million, or 4.9%, to $267.6 million from $255.2 million for the year ended December 31, 2002. This increase was primarily attributable to higher commercial laundry revenue of $11.0 million and higher service parts revenue of $1.4 million. The increase in commercial laundry revenue was due primarily to higher North American equipment revenue of $7.1 million, and international revenue of $4.7 million, which was partly offset by lower earnings from our off-balance sheet equipment financing program of $0.8 million. The increase in North American equipment revenue was primarily due to higher revenue from laundromats, and multi-housing laundries partially offset by lower revenue from drycleaners and on-premise laundries. Revenue from international customers was higher in Europe and Asia.
     Gross Profit. Gross profit for the year ended December 31, 2003 increased $2.5 million, or 3.3%, to $78.6 million from $76.1 million for the year ended December 31, 2002. This increase was primarily attributable to margins associated with the higher sales volume, a price increase and lower depreciation expense, which were partially offset by unfavorable exchange rates related to foreign purchases, unfavorable product mix related to sales to drycleaning customers and lower earnings from our off-balance sheet equipment financing program. Gross profit as a percentage of net revenues decreased to 29.4% for the year ended December 31, 2003 from 29.8% for the year ended December 31, 2002.
     Selling, General and Administrative Expense. Selling, general and administrative expenses for the year ended December 31, 2003 increased $3.5 million, or 11.5%, to $33.6 million from $30.1 million for the year ended December 31, 2002. The increase in selling, general and administrative expenses was primarily due to higher pension expense of $1.5 million, and higher sales and marketing expenses of $1.2 million. Selling, general and administrative expenses as a percentage of net revenues increased to 12.6% for the year ended December 31, 2003 from 11.7% for the year ended December 31, 2002.
     Securitization and Other Costs. We did not incur any securitization and other costs for the year ended December 31, 2003. Securitization and other costs for the year ended December 31, 2002 were $10.9 million. The 2002 costs were due to transaction fees associated with a new asset backed facility. Securitization and other costs as a percentage of net revenues were 4.3% for the year ended December 31, 2002.
     Operating Income. As a result of the aforementioned, operating income for the year ended December 31, 2003 increased $10.0 million, or 28.3%, to $45.1 million from $35.1 million for the year ended December 31, 2002. Operating income as a percentage of net revenues increased to 16.8% for the year ended December 31, 2003 from 13.8% for the year ended December 31, 2002.
     Interest Expense. Interest expense for the year ended December 31, 2003 of $28.3 million was unchanged as compared to interest expense for the year ended December 31, 2002. Lower cash interest expense resulting from a reduction in total debt outstanding was offset by higher cash interest expense related to the junior subordinated promissory notes. Interest expense in 2003 includes an unfavorable non-cash adjustment of $1.4 million to reflect changes in the fair values of an interest rate swap agreement. Interest expense in 2002 includes an unfavorable non-cash adjustment of $1.8 million to reflect changes in the fair values of a similar interest rate swap agreement.
     Other Income (Expense), Net. Other expense for the year ended December 31, 2003 was $0.8 million as compared to other income of less than $0.1 million for the year ended December 31, 2002. The 2003 other expense is comprised of costs associated with the settlement of a lawsuit against a former subsidiary in Argentina.
     Net Income. As a result of the aforementioned, net income for the year ended December 31, 2003 increased $14.6 million to $15.9 million as compared to $1.3 million for the year ended December 31, 2002. Net income as a percentage of net revenues increased to 5.9% for the year ended December 31, 2003 from 0.5% for the year ended December 31, 2002.


     CONTACT: Alliance Laundry Holdings LLC
              Bruce P. Rounds, 920-748-1634